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                                                                     Exhibit 8.1

                          [ARNOLD & PORTER LETTERHEAD]



                                                              February 22, 2000


Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri  63167

Ladies and Gentlemen:

          You have requested our opinion, as counsel to Monsanto Company, a Delaware corporation ("Monsanto"), as to the material United States federal income tax consequences of the merger of MP Sub, Incorporated, a Delaware corporation ("Merger Sub") and a direct wholly owned subsidiary of Monsanto, with and into Pharmacia & Upjohn, Inc., a Delaware corporation ("PNU") (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of December 19, 1999, among Monsanto, Merger Sub, and PNU, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 18, 2000 (as amended, the "Plan of Merger"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Merger.

         In preparing our opinion, you have directed us to assume that (1) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger (and that none of the terms and conditions contained therein has been or will be waived or modified in any respect), and
(2) all of the factual information, descriptions, representations, and assumptions set forth or referred to (a) in this letter, (an advance copy of which has been provided to you), (b) in the Plan of Merger, (c) in the letters to us from Monsanto, dated February 22, 2000, and PNU, dated February 22, 2000, (the "Letters"), and (d) in the Joint Proxy Statement/Prospectus prepared in connection with the Merger, as supplemented, are accurate and complete and will be accurate and complete at the Effective Time.

         In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

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Monsanto Company
February 22, 2000
Page 2

         Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger, and based on the facts set forth or referred to in this letter, in the Letters, in the Plan of Merger and in the Joint Proxy Statement/Prospectus, as supplemented, including all assumptions and representations in any such documents, and subject to the qualifications and other matters set forth herein, it is our opinion that, for United States federal income tax purposes: (i) the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) Monsanto, Merger Sub and PNU will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         Our opinion is limited to the foregoing United States federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion, and you must judge whether the matters addressed herein are sufficient for your purposes. We do not address any other United States federal income tax consequences of the Merger or other matters of federal law and we have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of United States federal income tax law.

         Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

         Our opinion is also based on the Code, Treasury Regulations promulgated under the Code, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion is not binding on the Internal Revenue Service or the courts. We undertake no responsibility to update or supplement our opinion.

         This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 6.3(c) of the Plan of Merger. This opinion letter (and the opinions expressed herein) may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation (except for PNU, the Internal Revenue Service and other taxing authorities) without our prior written consent. We hereby consent to the filing with the Securities and Exchange


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Monsanto Company
February 22, 2000
Page 3


Commission of this opinion as an exhibit to the Form S-4, and to the use of our name in the Joint Proxy Statement/Prospectus under the heading "Material United States Federal Income Tax Consequences of the Merger". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                     Very truly yours,



                                                     /s/ ARNOLD & PORTER